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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 6, 2002, is by and between InkSure Technologies Inc., a Delaware corporation (the "Company"), and Elie Housman ("Executive").

                                     RECITAL

         The Company desires to employ Executive, effective as of February 6, 2002 (the "Commencement Date"), on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

                                    AGREEMENT

         IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

         1. Employment. The Company hereby agrees to employ Executive as the Chairman of the Board of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

         2. Term. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence at the Commencement Date and shall continue through February 6, 2004. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

         3. Position and Duties. During the Employment Period, Executive shall serve as Chairman of the Board of the Company. Executive shall have those powers and duties normally associated with the position of Chairman of the Board. In addition to following the reasonable directives of the Board of Directors, Executive shall be responsible for reviewing the Company's business plan and supervising its implementation, advising with respect to matters relating to mergers and acquisitions, financing and capital structure. Although such position shall not be full-time, Executive shall devote such business time, attention and energies to Company affairs as are necessary to fully perform his duties (other than absences due to illness) for the Company.

         4. Place of Performance. Executive shall not be required to move his principal residence away from the New York City metropolitan area (including New Jersey) during the Employment Period.

         5. Compensation and Related Matters.

         (a) Salary. During the Employment Period, the Company shall pay Executive a base salary of $40,000 per year (the "Base Salary"); provided, however, that the Base Salary shall be automatically increased to the rate of $75,000 per year upon the Company receiving aggregate additional equity capital of $3.0 million (excluding for this purpose funds received upon the exercise of securities outstanding as of the date hereof) on or before September 6, 2002. Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll schedule and practices.


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         (b) Stock Options:

                  (i) Grant of Stock Option. Effective as of the Commencement Date, Executive shall be awarded a stock option (the "Stock Option") to purchase 478,469 shares of the Company's Common Stock at an exercise price of $0.966 per share (the "Exercise Price").

                  (ii) Capitalization. The Company hereby represents and warrants to the Executive as follows: the Company's authorized capital stock consists of 10,000,000 shares of Common Stock. There are issued and outstanding 6,208,349 shares of Common Stock. The Company has reserved for issuance pursuant to its 2001 Stock Option Plan (the "Plan") 600,000 shares of Common Stock, and has granted options to purchase 169,350 shares of Common Stock pursuant to the Plan. Other than an option to purchase 300,480 shares of Common Stock at an aggregate exercise price of $150,000 and the options outstanding under the Plan, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no preemptive rights on the part of any holder of capital stock of the Company.

                  (iii) Vesting. Subject to Section 9 (and subject to Executive's remaining in continuous employment with the Company), the Stock Option shall be vested (A) as to 159,489 of the shares purchasable thereunder on the date hereof, (B) as to an additional 159,489 shares subject to the Stock Option immediately upon the consummation of a transaction or series of related transactions with the Tshuva group involving the issuance and sale of the Company's equity securities at a pre-financing valuation of the Company of at least $6.0 million resulting in aggregate gross proceeds of at least $1.0 million to Supercom Ltd. and $150,000 to the Company and (C) as to an additional 159,491 shares subject to the Stock Option immediately upon the consummation of a transaction or series of related transactions involving the issuance of the Company's equity securities at a pre-financing valuation of the Company of at least $12.0 million and resulting in aggregate gross proceeds to the Company of at least $5.0 million (a "Financing") if such Financing is consummated on or before September 6, 2002. The Stock Option shall vest as to the balance of the unvested shares on the 15th day after the third anniversary of the Commencement Date; provided, further, however, all of the shares subject to the Stock Option shall immediately vest (and subject to Executive's remaining in continuous employment with the Company): (A) immediately prior to the effectiveness of a Change of Control (as defined in Section 7 below) of the Company, or (B) upon the consummation of a plan relating to the liquidation or dissolution of the Company.


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                  (iv) Exercise Period. The agreement evidencing the Stock
         Option will provide that Executive has ten (10) years from the Commencement Date to exercise the vested portions of the Stock Option; provided, however that Executive shall have five years to exercise any vested portion of the Stock Option following the expiration or termination of his employment with the Company, after which time the vested portion of the Stock Option shall be canceled in its entirety. The parties acknowledge that until an agreement evidencing the Stock Option is delivered to Executive, the provisions of this Section 5(b) represent the Company's obligation to issue the Stock Option to Executive and all other material terms and conditions relating to the Stock Option.

         (c) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses, together with corresponding receipts, in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

         (d) Benefit Plans. Executive shall be entitled to participate, to the extent that he is eligible under the terms and conditions thereof, in any pension, retirement, hospitalization, health insurance, disability or medical service plan generally available to the United States executive officers or employees of the Company that may be in effect from time to time during the Employment Period. The Company represents to Executive that its health insurance plan generally permits the coverage of Executive's spouse and minor children, subject to the terms and conditions thereof. The Company shall be under no obligation to institute or continue the existence of any such employee benefit described in this paragraph.

         6. Termination. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

         (a) Death. Executive's employment hereunder shall terminate upon his death.

         (b) Disability. Executive's employment shall terminate ten (10) days after Notice of Termination (as defined below) is given due to Executive's Disability. Executive shall be deemed to have a "Disability" for purposes of this Agreement if he is unable with reasonable accommodation to perform the essential functions of his job, by reason of physical or mental incapacity, for a total period of ninety (90) days in any one-year period. The Company shall determine, according to the facts then available, whether and when the Disability of Executive has occurred, and such determination shall be made by the Company's Board of Directors in the exercise of reasonable discretion.

         (c) Cause. The Company shall have the right to terminate Executive's employment for Cause (as defined). For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon:

                  (i) the failure, neglect or refusal by Executive to substantially perform any material duty under this Agreement (other than Sections 10, 11 or 13, which shall be covered by clause (v) below) or to follow any reasonable directive of the Board of Directors that remains unremedied for a period of thirty (30) days after the Company gives written notice to Executive;


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                  (ii) Executive's conviction of, or plea of guilty or nolo
         contendere to, any crime constituting a felony;

                  (iii) Executive's commission of an act of dishonesty, fraud, misrepresentation or other act of moral turpitude, which in the reasonable good faith judgment of the Board of Directors constitutes grounds for termination;

                  (iv) Executive's willful misconduct provided that the Board of Directors reasonably determines that such misconduct is injurious to the business or reputation of the Company or its subsidiaries; provided, however, that no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company; or

                  (v) a breach by Executive of Sections 10, 11 or 13 of this Agreement.

         (d) Without Cause. Subject to its compliance with the terms of Section 8 and the other provisions of this Agreement, the Company shall have the right to terminate Executive without Cause and such termination shall not in and of itself be deemed to be a breach of this Agreement.

         (e) Good Reason. Executive may terminate his employment for "Good Reason" within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, if one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company:

                  (i) the assignment to Executive of duties materially and adversely inconsistent with Executive's status and position or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                  (ii) a reduction by the Company in Executive's Base Salary or a failure by the Company to pay any such amounts when due;

                  (iii) the Company's failure to provide the Stock Option or the Company's material breach of one or more of the stock option agreements pursuant to which the Stock Option was issued to Executive; or

                  (iv) the Company's failure to substantially provide any material employee benefits due to be provided to Executive.

         Executive's continued employment during the thirty (30) day period referred to above in this paragraph (e) shall not constitute Executive's consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         (f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason (which shall be defined as any reason not listed in Section 6(e)) by providing the Company with a Notice of Termination, and such termination shall not in and of itself be deemed to be a breach of this Agreement.


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         7. Change of Control. For purposes of this Agreement, a "Change in
Control" of the Company means at any time after the Commencement Date, other than pursuant to a Financing (as defined above), any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")), or group (as defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Tshuva group and stockholders of the Company as of the Commencement Date becomes the Beneficial Owner (as defined below), directly or indirectly, of 50% or more of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

         The term "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), other than the provisions of such rules that a person shall be deemed to have beneficial ownership of all securities that such person has a right to acquire within 60 days; provided, however, that a person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership
(1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act, and (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

         8. Termination Procedure.

         (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination (as defined below) to the other party hereto in accordance with Section 17 below. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b), ten (10) days after Notice of Termination and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

         9. Compensation Upon Termination. If Executive's employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below.

         (a) Termination By the Company Without Cause or By Executive for Good Reason. If Executive's employment is terminated hereunder by the Company other than for Cause, Disability or Death (including, without limitation, if an arbitrator determines that Executive's employment was terminated hereunder by the Company other than for Cause or Disability), or by Executive for Good
Reason:


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                  (i) the Company shall pay to Executive in a lump sum a
         severance payment equal to the amount of Base Salary payable to Executive for a twelve (12) month period;

                  (ii) the Company shall reimburse Executive pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment;

                  (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company through and including the Date of Termination; and

                  (iv) the Stock Option shall become fully vested as of the Date of Termination.

         If the Company concurrently executes a general release (in a form reasonably acceptable to the Executive) of all known and unknown claims that the Company and persons affiliated with the Company may then have against the Executive and the Company agrees not to prosecute any legal action or other proceeding based upon any of such claims, payment of the severance payment provided for in (a)(i) above will be conditional upon Executive's execution of a general release (in a form reasonably acceptable to the Company) of all known and unknown claims under this Agreement (other than as a stockholder or option holder) that Executive may then have against the Company or persons affiliated with the Company and the Executive having agreed not to prosecute any legal action or other proceeding based upon any of such claims. The foregoing notwithstanding, upon the written election of Executive, in his sole discretion, the total of the benefits payable under this Section 9(a) shall be reduced to the maximum after tax payment (as determined by Executive and agreed to by the Board) to the extent the payment of such amounts would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code. If Executive fails to make the election described in this paragraph, no reduction in the termination benefits payable to Executive shall be made.

         (b) Termination for Cause, Disability, Death or By Executive Without Good Reason. If Executive's employment hereunder is terminated by the Company prior to the expiration of the Employment Period for Cause, Disability or by Executive (other than for Good Reason) or due to Executive's death:

                  (i) the Company shall pay Executive (or his estate) his Base Salary through the Date of Termination, as soon as practicable following the Date of Termination;

                  (ii) the Company shall reimburse Executive pursuant to Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds;

                  (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company through and including the Date of Termination; and

                  (iv) the unvested portion of the Stock Option shall immediately cease to vest and be automatically terminated.

         10. Confidentiality. Executive shall regard and retain as confidential, and will not divulge to any third party or use for any purpose other than for the benefit of the Company in connection with the fulfillment of the Executive's duties under this Agreement or with the prior written consent of the Board, any information concerning the Company, including without limitation, trade secrets, strategies, studies, know-how, techniques, marketing plans and opportunities, cost and pricing data, forecasts, customer lists, developments, improvements, discoveries, patents, patent applications, technologies, processes, research, methods, procedures, designs, models, testing systems, computer software and programs (including source code and related documentation), test and/or experimental data and results, laboratory notebooks, drawings, technical information or any proprietary materials or information that he has acquired while providing the services to the Company, or related to the services provided under this Agreement ("Confidential Information"), or any information identified by the Company or any of its affiliates as Confidential Information. Nothing in this Agreement is intended to grant any rights to Executive under any patent, mask work, or copyright of the Company, nor shall this Agreement grant Executive any right in or to Confidential Information except as expressly set forth herein. Like all Company employees, Executive will be required, as a condition to his employment with the Company, to sign and comply with the Company's standard Proprietary Information and Inventions Assignment Agreement (in the form executed by the Executive concurrently with this Agreement).

         11. Non-Solicitation/Non-Interference and Non-Competition.

         (a) During the Employment Period and for a period of twelve (12) months thereafter, neither Executive nor any of his affiliates shall, whether for his own account or for the account of any other person (a) endeavor to entice away from the Company or any of its affiliates, or otherwise interfere with the relationship of the Company or any of its affiliates with (i) any person, entity, lessor, licensor, manufacturer, supplier or other business organization which is or becomes employed by or otherwise engaged to perform services for the Company or any of its affiliates, or (ii) any person or entity that is or becomes a customer, client or licensee of the Company or any of its affiliates on the date hereof or at any time during the Employment Period, or (b) interfere with or solicit with a view toward enticing from the Company any person who is or becomes an employee or consultant on the date hereof or at any time during the Employment Period.

         (b) During the Employment Period and for a period of twelve (12) months thereafter, neither Executive nor any entity of which the Executive is the Beneficial Owner of 25% or more of such entity's total voting stock shall, whether for compensation or without compensation, directly or indirectly, as an owner, individual proprietor, principal, partner, employee, stockholder, director, officer, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of any person (other than the Company) engaged in the Restricted Activities in the Restricted Areas. "Restricted Activities" shall mean brand protection through RF tagging and the tracking and tracing of chemical solutions. "Restricted Areas" shall mean the United States, Europe and Israel. Notwithstanding the foregoing, Executive shall not be deemed to have breached his obligations under this Section 11(b): (i) through the record or beneficial ownership by Executive or his affiliates of any investment in any corporation having securities that are publicly traded on a national securities exchange or in the over-the-counter market or any entity that derives less than 10% of its revenues from the Restricted Activities in the Restricted Areas or
(ii) by serving as a director, employee, independent contractor, consultant, licensor, lender or other capacity to any entity that derives less that 10% of its revenues from the Restricted Activities in the Restricted Areas provided that Executive's capacity with such entity is not directly related to such Restricted Activities.

         12. Remedies. Executive acknowledges and agrees that the covenants set forth in Sections 10 and 11 of this Agreement (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the proprietary interests and other legitimate business interests of the Company and its affiliates, that irreparable injury will result to the Company and its affiliates if Executive breaches any of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company and its affiliates will not have an adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by Executive of any of the Restrictive Covenants, notwithstanding the obligation to seek arbitration under this Agreement pursuant to Section 15, the Company and its affiliates shall be entitled to injunctive relief, specific performance and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company and its affiliates from pursuing any other remedies available to them for such breach or threatened breach, including but not limited to the recovery of damages. Any provision of Section 11 that is prohibited or declared unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If any court determines that any of the noncompetition covenants, or any part thereof, contained in Section 11 are unenforceable because of the duration of such provision or the product area covered thereby, such court shall have the power, and the parties intend and desire that such court exercise such power, to reduce the duration or coverage of such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced.

         13. No Conflicting Obligations. Executive represents that the services to be provided by him to the Company will not require him to violate or breach any obligation to or agreement or confidence with any previous employer or any other third party.Executive will not disclose to the Company any confidential information or material belonging to a third party, including that belonging to any prior or present employer or contractor, unless Executive has first received the written approval of that third party and presents such approval to the Company.

         14. Indemnification. If Executive requests that the Company obtain a reasonable director's and officer's liability insurance policy from a reputable insurer with at least $5.0 million of coverage, or that the Company enter into reasonable directors and officers indemnification agreement with Executive, the Board of Directors will use its good faith efforts to do so.

         15. Arbitration. Subject to Section 12, any controversy between Executive and the Company involving the construction or application of any of the terms, provisions or conditions of this Agreement, including, without limitation, the determination of whether a "Disability" or "Cause" existed under
Section 6(b) or 6(c) of this Agreement at the time of any termination, shall, on the written request of either party served on the other in accordance with
Section 17 below, be submitted to binding arbitration. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO A JURY TRIAL. The arbitration shall comply with and be governed in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration will be conducted only in New York, New York, before a single arbitrator selected by the parties or, if they are unable to agree on an arbitrator, before an arbitrator selected by the AAA. The arbitrator shall have full authority to order specific performance and award damages and other relief available under this Agreement or applicable law, but shall have no authority to add to, detract from, change or amend the terms of this Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrator will be final and binding, and judgment on the award by the arbitrator may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The arbitrator will have no power to ignore or vary the terms of this Agreement and any other agreement between Executive and the Company and will be bound to apply controlling law. The arbitrator shall award to the party which it views as prevailing in any such arbitration the costs of arbitration, including reasonable attorney's fees and costs, from the losing party.

         16. Successors; Binding Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred except that, without limiting Executive's rights under this Agreement upon a Change of Control, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. No rights or obligations of Executive under this Agreement may be assigned or transferred except that upon Executive's death, all rights of Executive hereunder shall inure to the benefit of Executive's estate in accordance with applicable laws of descent and distribution.

         17. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, or overnight courier addressed as follows:

                  If to Executive:

                  Elie Housman
                  600 West End Avenue
                  New York, New York 10024
                  Telecopy:  (212) 724-6762

                  If to the Company:

                  InkSure Technologies Inc.
                  9 West Railroad Avenue
                  Tenafly, New Jersey 07670

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given
(i) when delivered if delivered personally, (ii) if sent by mail, at the earlier of its receipt or seven business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid, or (iii) if sent by overnight courier, one day after the same has been deposited with a nationally recognized courier service.

         18. Waiver. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company (other than Executive), and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         19. Survival. Except as otherwise expressly set forth herein, the respective rights and obligations of the parties under this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

         20. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         21. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile signatures will be deemed to be effective originals hereunder.

         23. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

         24. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

         25. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                                        INKSURE TECHNOLOGIES INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:



                                        ----------------------------------------
                                        ELIE HOUSMAN